Exhibit 3.2

CERTIFICATE OF AMENDMENT TO
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF ACLARIS THERAPEUTICS, INC.

ACLARIS THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Aclaris Therapeutics, Inc. (the “Corporation”).

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is July 13, 2012.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 30, 2012.

FOURTH: The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 30, 2014.

FIFTH: The Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 2015.

SIXTH: The board of directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving a reverse stock split and amending the Corporation’s Third Amended and Restated Certificate of Incorporation by deleting Article IV(A) and replacing it with the following new paragraphs:

“(A)        Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is One Hundred Fifty Million Two Hundred Eighty-Six Thousand Forty-One (150,286,041) shares, each with a par value of $0.00001 per share.  One Hundred Ten Million (110,000,000) shares shall be Common Stock and Forty Million Two Hundred Eighty-Six Thousand Forty-One (40,286,041) shares shall be Preferred Stock.

Effective immediately upon this Certificate of Amendment becoming effective under the General Corporation Law of the State of Delaware, and without any further action by the holders of such shares, every 3.45 outstanding shares of the Corporation’s Common Stock shall be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”).

No fractional shares of Common Stock shall be issued upon combination of the Common Stock in the Reverse Stock Split.  All shares of Common Stock so combined that are held by a stockholder shall be aggregated subsequent to the foregoing Reverse Stock Split.  If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Corporation’s board of directors) on the date that the Reverse Stock Split is effective, rounded up to the nearest whole cent.

The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split.  All of the outstanding share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock, par value $0.00001 per share, set forth in the Corporation’s Third Amended and Restated Certificate of Incorporation shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.”

SEVENTH:  Thereafter, pursuant to a resolution of the Corporation’s board of directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Aclaris Therapeutics, Inc. has caused this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 24th day of September, 2015.

ACLARIS THERAPEUTICS, INC.

By:	/s/ Neal Walker
Neal Walker
President and Chief Executive Officer

[Signature Page to Charter Amendment]